EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Rezolve AI Limited on Amendment No. 7 to Form F-4 (File No. 333-272751) of our report dated December 4, 2023, which includes an explanatory paragraph as to Armada Acquisition Corp. I’s ability to continue as a going concern, with respect to our audits of the financial statements of Armada Acquisition Corp. I as of September 30, 2023 and 2022 and for the years ended September 30, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

East Hanover, NJ

June 24, 2024